RETENTION AGREEMENT



                   This Retention Agreement is dated as of April 4, 2001 and is between Merisel Americas, Inc., a Delaware corporation (the "Company"), and Jeffrey Hansen ("Associate").

         The Company and Associate hereby agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

         (a) "Base Salary" shall mean Associate's annual base salary as provided for in paragraph 2 hereunder or as the same may be increased from time to time, exclusive of any bonus or incentive compensation, benefits (whether standard or special), automobile allowances, relocation or tax equalization payments, pension payments or reimbursements for professional services.

         (b) "Benefit Period" shall mean the number of months of Base Salary that Associate is entitled to be paid as a severance payment under paragraph 4 hereunder.

         (c) The "Company" shall mean Merisel Americas, Inc., a Delaware corporation, and each of its successor enterprises that result from any merger, consolidation, reorganization, sale of assets or otherwise.

         (d) A resignation by Associate shall be with "Good Reason" if after the date hereof (i) without Associate's prior written approval, the Company or Optisel requires Associate to be based anywhere other than Associate's then current location, it being understood that required travel on the Company's or Optisel's business to an extent consistent with Associate's normal and customary business travel obligations does not constitute "Good Reason," or (ii) there is a reduction in Associate's Base Salary, except that an across-the-board reduction in the salary level of all of the Company's executives in the same percentage amount as part of a general salary level reduction shall not constitute "Good Reason."

         (e) "Optisel" shall mean Optisel, Inc., a Delaware corporation and wholly owned subsidiary of Merisel, Inc., the sole stockholder of the Company, and each of its successor enterprises that result from any merger, consolidation, reorganization sale of assets or otherwise.

         (f) "Termination for Cause" shall mean if the Company or Optisel terminates Associate's employment for any of the following reasons: Associate's misconduct (misconduct includes physical assault, insubordination, falsification or misrepresentation of facts on company records, fraud, dishonesty, willful destruction of company property or assets, or harassment of another associate by Associate in violation of the Company's or Optisel's policies); excessive absenteeism; abuse of sick time; or Associate's conviction for or a plea of nolo contendere by Associate to a felony or any crime involving moral turpitude.

2.       Terms of Employment.
----------------------------

         (a) Effective as of the date hereof, Associate shall assume the position of President of Optisel. In addition to the normal responsibilities of the position, Associate's prime objectives will be to obtain clients for Optisel and, if requested by the Company, undertake such activities as are necessary or desirable in connection with the sale or potential sale of Optisel. In addition, Associate shall assist in developing a transition strategy and plan for relocating Optisel from Charlottesville to Los Angeles, including hiring an individual to serve as President or as a senior sales executive to manage the Optisel business and the Company's software licensing business.

         (b) Associate shall be paid a base salary of $225,000, effective with the pay period commencing February 26, 2001.

         3. Bonus Payments.
            --------------

         (a) The Company or Optisel shall pay to Associate $5,000 (the "Monthly Retention Bonus") for each month commencing with March 2001 and continuing through May 2001, provided that Associate remains an employee of the Company or Optisel through June 1, 2001. Such payment shall be made on the first regular paydate in June 2001. If Associate's employment with Optisel or the Company terminates on or prior to June 1, 2001 for any reason other than as a result of Termination for Cause, death or permanent disability, or Associate's resignation without Good Reason, Associate shall be paid the Monthly Retention Bonus for each full month commencing with March 2001 that Associate was employed by the Company or Optisel.

         (b) If a Sale Transaction is completed on or prior to May 15, 2001 and Associate remains an employee of Optisel or the Company through such completion date, unless Associate's employment with Optisel or the Company terminates prior to such completion date for any reason other than as a result of Termination for Cause, death or permanent disability, or Associate's resignation without Good Reason, then the Company or Optisel shall make a lump sum payment to Associate equal to $30,000. "Sale Transaction" shall mean a transaction in which the capital stock of, or substantially all of the assets of, Optisel are sold to an unrelated third party, provided that the third party intends to use Optisel's assets in the operation of an on-going business.

         (c) Associate shall be entitled to a bonus payment of $5,000 for each client that, on or prior to June 1, 2001, enters into an agreement with Optisel for logistics and/or e-services to be provided for not less than three months where the forecasted volume is at least an average of 500 units per day during the first three months the services are to be provided under the agreement, provided that Associate is an employee of Optisel or the Company on the date such agreement is executed. Any such bonus payments shall be earned and paid only upon the achievement of such minimum forecasted volume.

         (d) Associate shall be eligible to participate in an incentive plan tied to the performance of Optisel's business with an annual bonus target of $70,000 for 2001. Provided that Associate remains an employee of the Company or Optisel through December 31, 2001, on the first regular paydate in 2002 Associate shall be paid a minimum annual bonus of $35,000 to the extent such amount has not been previously paid or is not payable pursuant to the following sentence. Associate shall be entitled to be paid $17,500 of his annual bonus for each single or client combination (not to exceed two payments) that, on or prior to December 31, 2001, enters into an agreement with Optisel for logistics and/or e-services to be provided for not less than six months for each client where the forecasted volume is at least an average of 2,000 units per day during the first six months the services are to be provided under the agreement, provided that Associate is an employee of Optisel or the Company on the date such agreement is executed. Any such bonus payments shall be earned and paid only upon the achievement of such minimum forecasted volume.

         4. Severance Obligations. If Associate's employment by the Company or Merisel Americas terminates for any reason other than as a result of a Termination for Cause, death or permanent disability, or Associate's resignation without Good Reason, then: (A) the Company shall pay Associate as severance compensation an amount equal to 50 percent of Associate's Base Salary, which shall be paid to Associate bi-weekly over a period of six months in accordance with the Company's standard payroll practices, and (B) the Company shall reimburse Associate for the cost of Associate's COBRA payments (at the level of coverage, including dependent care coverage, as in effect immediately prior to such termination) under the Company's health insurance plans for a six-month period following the date of such termination. The payments to be made to Associate upon a termination contemplated by this paragraph 4 are in addition to the payments made to employees by the Company or Optisel upon termination in the ordinary course, such as reimbursement for business expenses and vacation pay through the date of termination.

         5. Withholding. The Company shall deduct from all payments paid to Associate under this Agreement any required amounts for social security, federal and state income tax withholding, federal or state unemployment insurance contributions, and state disability insurance or any other required taxes.

         6. At-Will Employee; Termination of Employment. The Company and Optisel shall have no obligation to retain or continue Associate as an employee and Associate's employment status as an "at-will" employee of the Company or Optisel is not affected by this Agreement. The termination of Associate's employment by one of the Company or Optisel shall not be considered a termination of employment for purposes of this Agreement if Associate is or becomes an employee of the other or an affiliate of either the Company or Optisel.

         7. Mitigation. Associate shall have no obligation to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise.

         8. Associate's Obligations. In exchange for the Company agreeing to provide the above-described benefits to Associate, Associate agrees that prior to receiving any severance compensation from the Company or Optisel in respect of such termination, whether under this Agreement or otherwise, Associate will execute and deliver to the Company a Waiver, Release and Confidentiality Agreement in the form provided by the Company.

         9. Confidentiality. Associate agrees that the terms of this Agreement and the amount and nature of all payments received by Associate hereunder shall remain confidential and shall not be disclosed to any other person (other than Associate's family members, attorneys and accountants who shall be informed of and bound by the confidentiality provisions of this Agreement) other than as required by court order, legal process or applicable law.

         10. Arbitration. Any dispute that may arise between Associate and the Company or Optisel in connection with or relating to this Agreement, including any monetary claim arising from or relating to this Agreement, will be submitted to final and binding arbitration in Los Angeles, California, in accordance with the rules of the American Arbitration Association ("AAA") then in effect. Such arbitration shall proceed before a single arbitrator who shall be selected by the mutual agreement of the parties. If the parties are unable to agree on the selection of an arbitrator, such arbitrator shall be selected in accordance with the Employment Dispute Resolution Rules and procedures of the AAA. The decision of the arbitrator, including determination of the amount of any damages suffered, shall be conclusive, final and binding on such arbitrating parties, their respective heirs, legal representatives, successors, and assigns. Each party to any such arbitration proceeding shall bear her or his own attorney's fees and costs in connection with any such arbitration, except that the Company shall pay the fees of the arbitrator.

         11. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the Company and Associate; provided that Associate shall not assign any of Associate's rights or duties under this Agreement without the express prior written consent of the Company. This Agreement, together with the Merisel Employment Agreement entered into between Associate and the Company, sets forth the parties' entire agreement with regard to the subject matter hereof and supersedes any other agreements, representations, or warranties made by either party to the other with respect to the subject matter of this Agreement, including the Retention Agreement dated as of November 10, 2000 between Associate and the Company. Neither party has made any other agreements, representations, or warranties to the other with respect to the subject matter of this Agreement. This Agreement may be amended only by a written agreement signed by both parties. Should any provisions of this Agreement be declared to be or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.

         11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument, which shall be effective upon the execution hereof by all of the parties hereto. A complete set of counterparts shall be made available to each party hereto.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first written above.

MERISEL AMERICAS, INC.


By:
   --------------------------------------------------
      Timothy N. Jenson
      Chief Executive Officer


JEFFREY HANSEN